UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 3, 2006

(Date of earliest event reported)

LENOX GROUP INC

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2006, Lenox, Incorporated (the “Company”), a wholly owned subsidiary of Lenox Group Inc, entered into an Agreement of Sale (the “Sale Agreement”) with BTR Capital Fund II LLC (the “Buyer”) for the sale of the Company’s factory in Pomona, New Jersey for $7.0 million, subject to a 45-day Buyer due diligence period. Pursuant to the Sale Agreement, the Company agreed to lease back from the Buyer 31,500 square feet for a retail store for an initial term of five years, subject to earlier termination or renewal for two additional five year terms. The Company has agreed to pay $3.50 per square foot on a triple net basis for the initial five year term. If the Company elects to renew this retail store lease, it has agreed to pay $5.00 per square foot on a triple net basis for the first renewal term and $6.00 per square foot on a triple net basis for the second renewal term. The Company has also agreed to lease back on a six month basis, with two six month renewal terms, 55,000 square feet for the manufacturing of sterling silver products, 19,700 square feet for its technical center and 14,000 square feet for customer service offices. The Company has agreed to pay $3.50 per square foot on a triple net basis for the initial and renewal terms for these short-term leases. Closing on this sale is expected to take place on or before December 30, 2006.

The foregoing description of the Sale Agreement is not complete and is qualified in its entirety by reference to the Sale Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on form 8K and is incorporated herein by reference. There is no relationship between the Buyer and the registrant or its affiliates, other than in respect of the Sale Agreement.

Item 9.01	Exhibits.

(d)	Exhibits

The following exhibit is being filed with this Form 8-K:

10.1	Agreement of Sale as of October 3, 2006 by and between Lenox, Incorporated and BTR Capital Fund II, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC

/s/ Timothy J. Schugel

Timothy J. Schugel
Chief Financial and Operating Officer

Dated: October 5, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement of Sale as of October 3, 2006 by and between Lenox, Incorporated and BTR Capital Fund II, LLC.